As filed with the Securities and Exchange Commission on April 7, 2017

Registration No. 333-215463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SECOND SIGHT MEDICAL PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

California	3845	02-0692322
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12744 San Fernando Road, Suite 400

Sylmar, California 91342

(818) 833-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Will McGuire

President and Chief Executive Officer

SECOND SIGHT MEDICAL PRODUCTS, INC.

12744 San Fernando Road, Suite 400

Sylmar, California 91342

(818) 833-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Aaron A. Grunfeld

Law Offices of Aaron A. Grunfeld & Associates

11111 Santa Monica Boulevard, Suite 1840

Los Angeles, California 90025

(310) 788-7577

Approximate date of commencement of proposed sale to the public: This post-effective amendment no. 1 deregisters those securities that remain unsold hereunder as of the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

On January 9, 2017, Second Sight Medical Products, Inc. (the “Company”) filed a registration statement on Form S-1 (File No. 333-215463) (the “Registration Statement”) with respect to the registration of up to 15,000,000 units (“Units”) consisting of one share of common stock, no par value per share, and a warrant (“Warrants”) to purchase one additional share of common stock for maximum aggregate proceeds of $20.1 million (the “Rights Offering”) to holders of its common stock on February 10, 2017. The Registration Statement also covered up to 15,000,000 shares of common stock issuable upon exercise of the Warrants included in the Units (the “Warrant Shares”). The Registration Statement was declared effective on February 3, 2017. As reported in its Current Report on Form 8-K filed March 10, 2017, the Company concluded the Rights Offering on March 6, 2017. The closing price of the Company's common stock on that date as reported by Nasdaq was $1.47 per share which resulted in a subscription price of $1.47 per unit. The Company received a total of approximately $20,068,941 from shareholders who exercised their subscription rights (including both basic and over-subscriptions), and as a result the Company issued a total of 13,652,341 Units, resulting in the issuance of 13,652,341 shares of common stock and Warrants to purchase an additional 13,652,341 shares of common stock at an exercise price of $1.47 per share. The Warrants expire on March 14, 2022.

In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities remaining unsold at the termination of the offering, the Company, by filing this Post-Effective Amendment No. 1, hereby removes from the Registration Statement (i) 1,347,659 shares of common stock, (ii) Warrants to purchase 1,347,659 shares of common stock and (iii) 1,347,659 Warrant Shares that were registered and issuable but unsold in the Rights Offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sylmar, State of California, on April 6, 2017.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By:	/s/ Will McGuire
Will McGuire
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 in reliance on Rule 478(a)(4) of the Securities Act.